Discussion Materials November 17, 2008 Confidential Presentation

Table of Contents Agenda Situation Overview Scenario 1 - LBO Analysis Scenario 2 - "Tuck Under" - HLND Acquires HPGP Scenario 3 - Take HPGP Private Timing / Next Steps Comparable Trading and Transaction Analysis

Situation Overview

Situation Overview HPGP Since IPO HLND Since HPGP IPO Situation Overview ___________________________ GP Peers includes AHGP, AHD, BGH, XTXI, ETE, EPE, NRGP, MGG, NSH and PVG. G&P Peers includes APL, CPNO, XTEX, DPM, MWE, MMLP, KGS, RGNC, NGLS, WES and WPZ. Unit Price Performance (66.7%) (23.4%) (38.4%) (69.4%) (23.4%) (57.4%) (1) (2) 1

Implied Yield GP Gross Up XTEX 0.437630735763434 0.141761536854942 APL 0.335820194202823 0.144432471479622 DPM 0.306892614968425 5.74000171240898E-02 HLND 0.266717843961882 8.01710817125411E-02 NGLS 0.265690161040358 2.73400467500151E-02 WPZ 0.234271845564371 5.66522533529139E-02 MWE 0.28504154478344 0 RGNC 0.218988009227846 8.31207437537476E-03 KGS 0.18744399035567 4.24328703943552E-03 MMLP 0.175536917617326 1.54768444104378E-02 CPNO 0.167572958257041 0 WES 0.106766482495285 2.17890780602621E-03 Peer Group Comparison - Yield / Cost of Capital (excluding expected growth) Situation Overview Situation Overview Gathering & Processing MLPs 57.9% 48.0% 36.4% 34.7% 29.3% 29.1% 22.7% 28.5% 19.2% 19.1% 16.8% 10.9% ___________________________ Represents 2008E DCF / LP unit. Represents current share of cash flow to GP / IDR interest. Based on Q3 annualized distributions. (1) (2) 2

Situation Overview Cost of Equity Capital - Illustrative Example Indicative Cost of Equity - 50% Splits Indicative Cost of Equity - No Splits Distribution Growth Rapidly Drives Up Cost of Equity Capital for MLPs in High Splits 0% Distribution Growth 2.5% Distribution Growth 5% Distribution Growth 7.5% Distribution Growth Year 1 0.3317 0.3317 0.3317 0.3317 Year 2 0.3317 0.3445 0.3573 0.37 Year 3 0.3317 0.3576 0.384 0.4111 Year 4 0.3317 0.371 0.4122 0.4553 Year 5 0.3317 0.3847 0.4417 0.5029 Year 6 0.3317 0.3988 0.4727 0.554 Year 7 0.3317 0.4132 0.5052 0.6089 Year 8 0.3317 0.428 0.5394 0.668 Year 9 0.3317 0.4432 0.5753 0.7314 Year 10 0.3317 0.4587 0.613 0.7997 Distribution Growth: 0% 2.5% 5.0% 7.5% 0% Distribution Growth 2.5% Distribution Growth 5% Distribution Growth 7.5% Distribution Growth Year 1 0.26 0.26 0.26 0.26 Year 2 0.26 0.267 0.273 0.28 Year 3 0.26 0.273 0.287 0.301 Year 4 0.26 0.28 0.301 0.323 Year 5 0.26 0.287 0.316 0.348 Year 6 0.26 0.294 0.332 0.374 Year 7 0.26 0.302 0.349 0.402 Year 8 0.26 0.309 0.366 0.432 Year 9 0.26 0.317 0.385 0.464 Year 10 0.26 0.325 0.404 0.499 ___________________________ Note: Assumes equity offering at current unit price and distribution level. Cost of equity calculated to include G.P. take. 3

Trading Statistics HLND HPGP Situation Overview 4

HPGP Purchase Price Ratio Analysis PPR Situation Overview ___________________________ Includes AHGP, AHD, BGH, XTXI, ETE, EPE, NRGP, MGG, NSH and PVG. Includes cash received from distributions. 5

Normalized Levels Situation Overview Trading Statistics ___________________________ Represents current annualized distribution. 6

Status Quo Ownership Ownership Structure Situation Overview Public (3,960,864 Common Units) Hiland Holdings GP, LP (2,321,471 Common Units 3,060,000 Sub Units) Hiland Partners GP, LLC (2% IDR's) Hiland Partners, LP 100% 0% GP Interest 61% LP Interest 39% LP Interest 100% Interest 2% GP Interest 42% LP Interest 56% LP Interest Hiland Partners GP Holding, LLC Harold Hamm & Affiliates (13,133,052 HPGP Common Units) Public (8,474,448 HPGP Common Units) 7

Status Quo Summary Financial Data Situation Overview Harold Hamm Interests HLND / HPGP Summary Financial Data 8

3 Scenarios Analyzed Situation Overview HPGP and HLND taken private "New Equity" acquires public minority at both entities IDRs extinguished Summary of Analysis Scenario 1 Scenario 2 Scenario 3 Description HLND acquires HPGP (in manner of the "Markwest transaction") IDRs extinguished IDR cash flows go to HLND LP holders HPGP taken private (in manner of the "Buckeye transaction") "New Equity" acquires public minority of HPGP No change to IDRs Benefits Considerations Retained cash flow available for growth capex and/or debt repayment Repositions / restructures Hiland for eventual market recovery Attractive investment Dramatically improves cost of equity capital Future growth more impactful to LP unitholders All unitholders aligned No cash needed (potentially) Financial flexibility at HoldCo level Able to better help facilitate growth at HLND Attractive investment No immediate dilution to HLND unitholders Temporary loss of access to public financing markets Ability to pursue large growth projects / acquisitions? Time-consuming process Remain public in current markets - how long will downturn last? Attractiveness of unit-for- unit exchange? Initial transaction dilutive on DCF/LP basis Remain public in current markets Time-consuming process No immediate impact to HLND holders 9

Situation Overview Summary of Analysis 10

Scenario 1 - LBO Analysis

Transaction Overview Transaction assumes that public interests in HLND and HPGP are acquired and taken private Post-transaction, the G.P. interest and IDRs are eliminated Shareholders of NewCo receive 100% of cash distributions from NewCo after capital expenditures and debt service We have assumed the following purchase price premiums A range of 20% - 100% to HPGP's current trading value for the HPGP public units outstanding A range of 20% - 100% to HLND's current trading value for the HLND public LP units outstanding Transaction is financed with 100% cash Estimates are per management Key Transaction Points Pro Forma Illustrative Structure Scenario 1 - LBO Analysis Hiland NewCo 49% Interest 51% Interest New Equity Harold Hamm & Affiliates 11

Indicative Purchase Price and Ownership Calculation Purchase Price Calculation NewCo Pro Forma Ownership Scenario 1 - LBO Analysis ___________________________ Assumes 60% premium on HPGP common units less value of LP units held by HPGP at market price. Assumes 60% Premium on both HLND & HPGP Unit Prices 12

Pro Forma Capitalization Sources and Uses Scenario 1 - LBO Analysis Pro Forma Capitalization Table Assumes 60% Premium on Both HLND & HPGP Unit Prices 13

Returns Analysis (Assumes Debt Paydown) Returns Analysis Scenario 1 - LBO Analysis 14

Scenario 1 - LBO Analysis Sensitivity Analysis MOIC - 60% Premium MOIC - 8x Exit Multiple NPV - 60% Premium NPV - 8x Exit Multiple 15

Returns Analysis (No Debt Paydown) Returns Analysis Scenario 1 - LBO Analysis 16

Scenario 1 - LBO Analysis Sensitivity Analysis MOIC - 60% Premium MOIC - 8x Exit Multiple NPV - 60% Premium NPV - 8x Exit Multiple 17

Scenario 2 - "Tuck Under" - HLND Acquires HPGP

Transaction Overview Scenario 2 - "Tuck Under" - HLND Acquires HPGP Assumes HLND acquires HPGP in an all stock transaction The purchase price is financed 100% with HLND units, both those held at HPGP and newly-issued units Current revolver size is $300 million Current leverage capacity is limited to 4.0x EBITDA Post-transaction, HPGP becomes a wholly owned subsidiary of HLND The G.P. interest and IDRs would be converted to non-economic interests and effectively eliminated L.P. unitholders receive 100% of cash distributions from HLND Burdened with additional L.P. units, exact amount depends on purchase price We have assumed a purchase price premium range of 20% - 100% to HPGP's current trading value Public (8,618,188 Common Units) 51% LP Interest Pro Forma Ownership Structure Harold Hamm & Affiliates (7,217,607 Common Units) 49% LP Interest Key Transaction Points 100% Non-economic GP Interest Hiland Partners, LP Hiland Holdings GP, LP 18

Indicative Purchase Price Calculation Purchase Price Calculation Scenario 2 - "Tuck Under" - HLND Acquires HPGP 19

Scenario 2 - "Tuck Under" - HLND Acquires HPGP Indicative Purchase Price and Ownership Analysis 20

Pro Forma Consequences (Assumes 60% Premium) Accretion / (Dilution) Scenario 2 - "Tuck Under" - HLND Acquires HPGP HPGP Acquisition by HLND 21

Pro Forma Acquisition Analysis We have analyzed two scenarios assuming HLND makes $100 million in annual acquisitions Status Quo: HLND makes $100 million in annual acquisitions Take-Private HPGP Assumes 20% Premium for HPGP We have also made the following assumptions: Acquisitions are financed with 50% equity and 50% debt 7.0x EBITDA acquisition multiple and maintenance capex equal to 10% of EBITDA 10.0% cost of debt for HLND Constant equity yield of 10.0% LP distribution coverage held constant Scenario 2 - "Tuck Under" - HLND Acquires HPGP 22

DCF / LP Unit Accretion / (Dilution) Scenario 2 - "Tuck Under" - HLND Acquires HPGP Pro Forma Acquisition Acquisitions executed at the current cost of capital are difficult, as seen in graph #1 at right While the "Tuck Under" transaction is dilutive (see graph #2, below), "resetting" HLND's cost of capital makes subsequent acquisitions more attractive (see graph #3, below right) Summary 2. "Tuck Under" vs. Status Quo 3. "Tuck Under" + $100 MM Acq 1. Status Quo + $100 MM Acq Status Quo (No Acquisitions) Pro Forma ($100 MM Acq) 2009E 4.78604255940857 4.72897289617458 2010E 5.20714790941355 5.03771348423571 2011E 5.0837408952724 4.90149400433192 2012E 5.00292801329094 4.81835449079811 2013E 4.92067252734949 4.75185597808224 Status Quo (No Acquisitions) Pro Forma HPGP Transaction (No Acq) 2009E 4.78604255940857 3.3017206136269 2010E 5.20714790941355 3.68989430841693 2011E 5.0837408952724 3.57613807938396 2012E 5.00292801329094 3.50164499829392 2013E 4.92067252734949 3.42582212904216 Pro Forma HPGP Transaction (No Acq) Pro Forma HPGP Transaction ($100 MM Acq) 2009E 3.3017206136269 3.4815822436552 2010E 3.68989430841693 3.99457777465437 2011E 3.57613807938396 4.03826819119656 2012E 3.50164499829392 4.11733575887511 2013E 3.42582212904216 4.19575953896253 23

Status Quo with Acquisitions Accretion / (Dilution) Scenario 2 - "Tuck Under" - HLND Acquires HPGP HLND consummates $100 MM of acquisitions / year 24

Pro Forma with Acquisitions Accretion / (Dilution) Scenario 2 - "Tuck Under" - HLND Acquires HPGP HLND Acquires HPGP; Consummates $100 MM of acquisitions / year 25

Scenario 3 - Take HPGP Private

Transaction Overview Scenario 3 - Take HPGP Private Assumes Harold Hamm purchases outstanding public units of HPGP The purchase price is financed with ~$88 million cash (assuming a 60% premium) The GP interest and IDRs would be not be altered LP unitholders of HLND continue to receive normal cash distributions from HLND We have assumed a purchase price premium range of 20% - 100% to HPGP's current trading value Pro Forma Ownership Structure Public (3,960,864 Common Units) Hiland Partners GP, LLC (2% IDR's) Hiland Partners, LP 100% 0% GP Interest 100.0% LP Interest 100% Interest 2% GP Interest 42% LP Interest 56% LP Interest Sources and Uses Key Transaction Points Harold Hamm & Affiliates (21,607,500 HPGP Common Units) Hiland Partners GP Holding, LLC Hiland Holdings GP, LP (2,321,471 Common Units 3,060,000 Sub Units) 26

Pro Forma Consequences Summary Financial Data Scenario 3 - Take HPGP Private 27

Sensitivity Analysis MOIC - 60% Premium MOIC - 8x Exit Multiple NPV - 60% Premium NPV - 8x Exit Multiple Scenario 3 - Take HPGP Private 28

Timing / Next Steps

Timing / Next Steps 2 - 3 weeks Develop proposal Present offer to Board/ submit draft merger agreement Illustrative Transaction Timing Tender Offer: Approximately 12 - 15 Weeks (80 - 100 days) 5 - 6 weeks Special committee organizes Special committee performs due diligence Negotiate terms and prices Execute merger agreement Issue press release 2 - 3 weeks Develop proposal Present offer to Board/ submit draft merger agreement Issue press release Merger: Approximately 15 - 20 Weeks (100 - 140 days) Preparation Due Diligence / Negotiation 5 - 6 weeks Commence Tender Offer - file TO documents Tender offer to remain open for at least 20 business days SEC review of transaction Close on Tender Offer Tender Offer Period Preparation 5 - 6 weeks Special committee organizes Special committee performs due diligence Negotiate terms and prices Execute merger agreement Issue press release Due Diligence / Negotiation 6 - 7 weeks Prepare and file "Going Private" statement SEC review of transaction SEC Review 2 - 4 weeks Mail proxies to unitholders Unitholder vote Close transaction Proxy Mailing / Vote 29

Buckeye GP Holdings – Transaction Overview

Timing / Next Steps

Overview of Transaction

- On 10/22/08, Buckeye GP Holdings L.P. (NYSE: BGH) received an unsolicited proposal from BGH GP Holdings, LLC ("BGH GP Holdings") to acquire all of the common units of BGH that are not already owned by BGH GP Holdings for $17.00 per common unit in cash
  - BGH owns the general partner interest and related IDRs in Buckeye Partners, L.P. (NYSE: BPL), as well as ~80,000 common units of BPL
- The public owns ~37.1% of BGH, with BGH GP Holdings and senior management of BGH owning the remaining 61.9% and 1.0%, respectively
  - BGH GP Holdings is principally owned by ArcLight Capital Partners, LLC, Kelso & Company and Lehman Brothers Holdings Inc.

Implied Multiples at a $17.00 / Unit Purchase Price

	BGH	Median Comps [1]
Price Per Unit	$17.00	
Equity Value	$481.1	
Unconsolidated Net Debt	14.4	
Enterprise Value	$495.5	
BPL Common Units Held at BGH	0.1	
Current Market Price of BPL (@10/21/2008)	$37.10	
Market Value of Common Units Held	$3.0	
Implied Value of G.P. Interest	**$492.6**	
Implied G.P. Value as a Multiple of:		
Distributable Cash Flow (After G&A) -		
2008E	13.2x	9.1x
2009E	10.5x	7.2x
Distributions (After G&A) -		
Latest Annualized	13.0x	14.0x
2008E	12.7x	12.3x
2009E	10.9x	10.1x

BGH Unit Price Performance


Indexed Price (%)
120
100
80
60
40
(28.7%)
(42.8%)
(47.1%)
10/22/2007
11/30/2007
1/11/2008
2/21/2008
4/2/2008
5/12/2008
6/20/2008
8/1/2008
9/12/2008
10/23/2008
GP HoldCo Peers (1)
BGH
Refined Products Peers (2)

Premia Analysis

	Price	%
1 Day Prior (10/21)	$14.29	19.0%
30-Day Avg.	$14.14	20.2%
August 29 2008	$19.05	(10.7%)
YTD Avg.	$22.46	(24.3%)
One-Year Avg.	$23.47	(27.6%)
52-Week High	$29.92	(43.2%)
52-Week Low	$9.51	78.8%

Note: Unit Prices as of 10/22/2008.
1. *GP HoldCo Peers include: AGHP, AHD, XTXI, ETE, EPE, HPGP, NRGP, MGG, NSH, PVG.*
2. *Refined Products Peers include: GLP, HEP, MMP, NS, SXL, TLP.*

BARCLAYS CAPITAL

30

HILAND HOLDINGS GP, LP

Simplified Organizational Chart Timing / Next Steps BGH GP Holdings, LLC ("Purchaser") is currently tendering to acquire all of the outstanding common units of Buckeye GP Holdings L.P. that it does not already own Conditions of the tender offer (which expires (unless extended) on December 5, 2008): Minimum Condition - Majority of BGH public unitholders tender units (not waivable) 90% Threshold - Post tender offer, Purchaser owns at least 90% of BGH units (waivable) Board Approval - BGH special committee does not reject proposal (waivable) Buckeye GP Holdings L.P. Public Unitholders Buckeye GP Holdings L.P. (NYSE: BGH) Buckeye Partners, LP (NYSE: BPL) GP Interest GP Interest 63% LP Interest Mainline Management, LLC Public Unitholders BGH GP Holdings, LLC 37% LP Interest 100% LP Interest 31

Timing / Next Steps Date Event Prior to October 21 Preparation of proposal October 21: BGH GP Holdings ("Purchaser") made unsolicited offer to the board of Mainline Management, LLC to acquire public units of BGH at $17.00 per unit October 22: BGH issues press release confirming receipt of proposal and announcing organization of special committee October 29: BGH special committee announces retention of legal and financial advisors November 5: Commenced tender offer November 19: BGH special committee required to advise unitholders of its position on the offer (accept, reject or neutral) December 5: Tender offer expires or is extended Mid December: Close tender offer Buckeye GP Holdings L.P. Summary Timeline Duration of Process: 4 weeks preparation + 8 weeks execution = 12 weeks 32

Comparable Trading and Transaction Analysis

Comparable MLP Trading Analysis Comparable Trading and Transaction Analysis Gathering and Processing MLPs - Comparable Trading Analysis ___________________________ 1. Respective MLP senior unsecured debt rating, where applicable. Otherwise, rating is for the OLP senior unsecured debt. 33

Comparable HoldCo Trading Analysis Comparable Trading and Transaction Analysis HoldCos - Comparable Trading Analysis 34

G.P. HoldCo Transaction Multiples Comparable Trading and Transaction Analysis G.P. HoldCo Transactions 35